Exhibit 99.1

Encore Acquisition Company Replaces 456% of 2004 Production and Increases Proved Reserves by 23%

FORT WORTH, Texas, Jan 31, 2005 (BUSINESS WIRE) — Encore Acquisition Company (NYSE:EAC) today announced that its estimated proved oil and gas reserves increased by 23% to 173 million barrels of oil equivalent (“BOE”) as of December 31, 2004. Oil reserves accounted for 77% of total proved reserves, and 71% of proved reserves are developed. The estimated pretax present value of Encore’s reserves increased by 59% to over $1.6 billion (using a 10% discount rate and constant year end prices of $43.46 for crude oil and $6.19 for natural gas). Based on fourth quarter 2004 production of 26,096 BOE per day, Encore’s reserve-to-production ratio is approximately 18 years for total proved reserves and 13 years for proved developed reserves.

During 2004, Encore replaced 456% of the 9.0 million BOE it produced in 2004. In total, Encore added 41.2 million BOE at a reserve replacement cost of $10.39 per BOE. The development program added 19.0 million BOE (210% of production) at a cost of $9.93 per BOE, while acquisitions added 22.2 million BOE (246% of production) at a cost of $10.79 per BOE.

Over the last three years, Encore has replaced 381% of its production at an average cost of $7.91 per BOE. Over the same period, Encore’s development projects replaced 202% of production at an average cost of $7.40 per BOE, while acquisitions replaced 179% of production at an average cost of $8.49 per BOE.

Jon Brumley, Chairman and CEO, said, “Timing is everything. Existing reserves have soared in value, and the industry is making a great return at a ten dollar finding cost. Replacing our production four times over was the right move in 2004.”

In the Cedar Creek Anticline (“CCA”) of eastern Montana and western North Dakota, Encore continued to implement its tertiary recovery project, known as high-pressure air injection (“HPAI”). On the southern end of the CCA, Encore has completed implementing Phases I and II of HPAI at Little Beaver. As a result, 3 million BOE of proved reserves were added to the existing 12 million BOE of HPAI reserves booked at Little Beaver in 2003. The Company expects to see production uplift from the project by mid-year 2005.

In the central region of the CCA, the Company added 6 million BOE in the Phase II HPAI area at Pennel and Coral Creek. Encore expects to begin injecting air during the first half of 2005. Phase II implementation is anticipated to be complete by the end of 2005. Approximately 1 million BOE of HPAI reserves had been booked at Pennel and Coral Creek prior to 2004.

Jonny Brumley, President, said, “By increasing production 17% from the first quarter to the fourth quarter we added great value in 2004.” He continued, “Our high quality drilling programs and HPAI projects position Encore to continue its organic production and reserve growth over the long term. While the industry is struggling to grow, we feel fortunate to have these projects identified and in house.”

Reserves Summary	MMBOE
Proved Reserves at December 31, 2003	141
Net Reserve Additions	41
Production	(9)

Proved Reserves at December 31, 2004	173
Percent Proved Developed	71%

2004 Reserve Replacement Statistics	% Reserve	Reserve
(Including Revisions)	Replacement	Replacement Cost
Without Acquisitions	210%	$9.93
Including Acquisitions	456%	$10.39

Encore’s proved reserve estimates for 100% of its properties were prepared by Miller and Lents, Ltd., independent petroleum engineers. Reserve replacement was calculated by dividing the sum of reserve extensions, discoveries, improved recovery, acquisitions, and revisions by production. Reserve replacement cost was calculated by dividing the sum of development, exploration and acquisition costs by the sum of reserve extensions, discoveries, improved recovery, acquisitions, and revisions. Consistent with industry practice, future capital costs to develop proved undeveloped reserves are not included in costs incurred.

About the Company:

Organized in 1998, Encore is a growing independent energy company engaged in the acquisition, development and exploitation of North American oil and natural gas reserves. Encore’s oil and natural gas reserves are in four core areas: the Cedar Creek Anticline of Montana and North Dakota; the Permian Basin of West Texas and Southeastern New Mexico; the Mid Continent area, which includes the Arkoma and Anadarko Basins of Oklahoma, the North Louisiana Salt Basin, the East Texas Basin and the Barnett Shale; and the Rocky Mountains. Encore’s latest investor presentation is available on the Company’s website at www.encoreacq.com.

Cautionary Statements:

This press release includes forward-looking statements, which give Encore’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, the following: the expected level and focus of the Encore’s capital expenditures; expected production; production growth; exploitation potential; expected HPAI implementation and results (including potential production uplift); the potential booking of additional HPAI reserves; the potential for continued internal growth; and any other statements that are not historical facts. However, the assumptions of management and the future performance of Encore are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect Encore’s business include, but are not limited to: diversion of management’s attention from existing operations while pursuing acquisitions; difficulties completing and integrating acquisitions; complications resulting from increasing the scope and geographic diversity of Encore’s operations; inaccuracies in the assessment of reserves or daily or annual production; inaccuracies in Encore’s assumptions regarding the expected revenues, lease operations expense, production taxes and other items of income and expense; possible inaccuracies in the budgeting process; changes in the amount, nature, and timing of capital expenditures and the drilling of wells; difficulties in predicting the timing and amount of future production of oil and natural gas; operating hazards; operating costs and other expenses; difficulties in marketing or hedging oil and natural gas; and other factors detailed in Encore’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Encore undertakes no obligation to publicly update or revise any forward-looking statements.

Contact:

Encore Acquisition Company, Fort Worth
Jonny Brumley, 817-339-0902
or
William J. Van Wyk, 817-339-0812